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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this registration statement of OYO Geospace Corporation on Form S-8 (File No. 333-XXXXX) of our reports dated November 3, 1997, on our audits of the consolidated financial statements and financial statement schedule of OYO Geospace Corporation, as restated to exclude, for all periods presented, the accounts of TrueTime, Inc., formerly a wholly-owned subsidiary that was distributed to the Company's stockholder on September 30, 1997, which reports are included in the registration statement of OYO Geospace Corporation on Form S-1 (File No. 333-36727), Amendment No. 2.



/s/ COOPERS & LYBRAND L.L.P.



Houston, Texas
November 24, 1997